Exhibit 99.1

AMC Entertainment Holdings, Inc. Investor Relations: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com or Media Contact: Ryan Noonan, 913-213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT HOLDINGS, INC. COMPLETES

ACQUISITION OF STARPLEX CINEMAS

Leawood, Kansas — December 16, 2015 — AMC Entertainment Holdings, Inc. (NYSE:AMC) (“AMC” or “the Company”), one of the world’s leading theatrical exhibition companies and an industry leader in innovation and operational excellence, announced today that it has completed its acquisition of Starplex Cinemas.

Starplex owns 33 theatres with 346 screens in 12 states, primarily in small and mid-size markets. Included among the circuit are 90 recliner reseated screens, with AMC planning to convert an additional 80 screens to recliner seating over the next several years.

“We are very pleased to welcome the Starplex Cinemas theatres into the AMC family, as we expand our guest experience strategy into new markets,” said AMC interim CEO Craig Ramsey. “We welcome our new Starplex colleagues to AMC. We are excited to add their talents and are proud of their shared commitment with our AMC associates to delivering a unique and high-quality guest experience.

“This transaction adds a number of complementary non-urban and suburban markets to our portfolio, allowing us to serve a wider spectrum of guests while broadening our movie going appeal. We believe that through this transaction, we’ve created value for guests and shareholders through the delivery of innovative new amenities which is expected to deliver incremental revenue, earnings and operating cash flow and to position us for further growth.”

To see a list of the Starplex locations now owned by AMC and other key guest questions, please visit https://www.amctheatres.com/starplex. AMC will divest two Starplex theatres as part of the transaction —Berlin 12 (Berlin, Conn.) and East Windsor Town Center Plaza 10 (East Windsor, N.J.).  After the divestures, this transaction raises AMC’s total number of theatres to 379 with more than 5,260 screens.

About AMC Entertainment Holdings, Inc.

AMC (NYSE:AMC) is the guest experience leader with 379 locations and 5,261 screens located primarily in the United States. AMC has propelled innovation in the theatrical exhibition industry and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago) http://www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.   We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com.  We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “project,” “intend,” “expect,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.    These forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, execution risks related to the integration of Starplex Cinemas into our business; our ability to achieve expected synergies and performance from our acquisition of Starplex Cinemas; our ability to realize expected benefits from our acquisition of Starplex Cinemas; decreased supply, quality and performance of, and delays in our access to, motion pictures; risks relating to our significant indebtedness; our ability to utilize net operating loss carry forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film delivery methods and other forms of entertainment; continued effectiveness of our strategic initiatives; the impact of shorter theatrical exclusive release windows; our ability to attract and retain senior executives and other key personnel; the impact of governmental regulation, including anti-trust review of our acquisition opportunities and investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; and failures, unavailability or security breaches of our information systems.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2015, and our other public filings. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

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